UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: June 26, 2014

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Station Street, Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 26, 2014, Richard M. Osborne, our former chairman of the board of director and chief executive officer, filed a lawsuit against Gas Natural and our board of directors captioned “Richard M. Osborne, Richard M. Osborne Trust, Under Restated and Amended Trust Agreement of February 24, 2012 and John D. Oil and Gas Marketing Company, LLC v. Gas Natural, Inc. et al.,” Case No. 14CV001290 which was filed in the Court of Common Pleas in Lake County, Ohio. In the lawsuit, Mr. Osborne demands payment of an earnout associated with Gas Natural’s purchase of assets from John D. Marketing. Mr. Osborne also alleges that the board of directors breached its fiduciary duties, primarily by removing Mr. Osborne as Chairman of the Board and CEO. In addition to payment of the earnout, Mr. Osborne seeks injunctive relief (1) restraining our board members from “taking any actions on behalf of Gas Natural until they are in compliance with the law and the documents governing corporate governance” and (2) enjoining the 2014 annual meeting scheduled to take place on July 30, 2014 until the board of directors is “in compliance with the law and corporate governance.” Mr. Osborne also seeks compensatory and punitive damages. On June 30, 2014, without a hearing and without the Company having had the opportunity to respond to the lawsuit, the court granted Mr. Osborne’s motion to temporarily delay the 2014 annual meeting, subject to a full hearing scheduled for July 9, 2014. The Company believes these claims are wholly without merit and will vigorously defend this case on all grounds.

Mr. Osborne has also filed two other lawsuits against the Company. On June 13, 2014, Mr. Osborne filed a lawsuit against the Company and our corporate secretary captioned, “Richard M. Osborne and Richard M. Osborne Trust, Under Restated and Amended Trust Agreement of February 24, 2012 v. Gas Natural, Inc. et al.,” Case No. 14CV001210 which was filed in the Court of Common Pleas in Lake County, Ohio. In this lawsuit, Mr. Osborne seeks an order requiring the Company to provide him with “the minutes and any corporate resolutions for the past five years.” The Company has already provided Mr. Osborne with all the minutes he requested that have been approved by the board. On July 1, 2014, an entity owned by Mr. Osborne, Great Plains Exploration, LLC, filed a lawsuit against the Company captioned “Great Plains Exploration, LLC v. Gas Natural, Inc.,” Case No 14CV001326 which was filed in the Court of Common Pleas in Lake County, Ohio. In the suit, Great Plains seeks compensatory and punitive damages for the Company’s alleged use of gas lines owned by Great Plains. That same day, Great Plains voluntarily dismissed the lawsuit without prejudice. The Company believes these claims are wholly without merit.

With respect to the claim in the lawsuit involving John D. Marketing lawsuit for payment of the earnout, the Company is currently following the dispute resolution process provided for in the purchase agreement governing the transaction which requires a binding decision from an independent accounting firm. The Company believes that this agreed-upon process controls and a court of law is not the proper venue for this process.

With respect to Mr. Osborne’s claims in the lawsuit involving John D. Marketing that his removal as Chairman of the Board and CEO was a violation of the board of directors’ fiduciary duties, the independent members of the board of directors unanimously voted to remove Mr. Osborne from his officer positions on May 1, 2014. The independent members believe that their actions were consistent with the proper exercise of their fiduciary duties. The board offered Mr. Osborne the opportunity to voluntarily retire from his positions as Chairman and CEO, an offer that Mr. Osborne accepted. In addition, the board offered Mr. Osborne a severance package, subject to negotiations of a mutually acceptable severance agreement. Accordingly, the Company issued a press release on May 2, 2014 reporting these facts. Ultimately, the parties were unable to agree on a severance agreement, despite the Board’s offer of a lump sum severance payment equal to three years of Mr. Osborne’s salary and retention of a Company vehicle. The severance agreement also contained a customary release and non-competition and non-solicitation provisions.

After the conclusion of the May 1, 2014 meeting, Mr. Osborne verbally assaulted several board members and physically assaulted a member of the board and the Company’s outside legal counsel. Mr. Osborne’s verbal harassment of members of the board and employees continued after his removal as Chairman and CEO. Following the May 1 meeting, meetings of the board were held telephonically instead of face-to-face because members of the board and management wanted to avoid a repeat of the incidents at the May 1 board meeting. Nevertheless, Mr. Osborne’s verbal harassment of members of the board continued, impairing the board’s ability to function properly. The nominating committee recommended a slate of directors for election at the Company’s 2014 annual meeting that did not include Mr. Osborne and a majority of the board of directors chose not to nominate Mr. Osborne because they no longer believed that the board could continue to function in the best interests of the Company and its shareholders if Mr. Osborne continued as a director. The Company disclosed its intended slate of directors in its definitive proxy statement filed with the Securities and Exchange Commission on May 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ W.E. “Gene” Argo
Name:	W.E. “Gene” Argo
Title:	Chairman of the Board of Directors

Dated: July 3, 2014